EXHIBIT 3.5

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

SAVVIS COMMUNICATIONS CORPORATION

SAVVIS Communications Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “GCL”),

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of SAVVIS Communications Corporation (the “Corporation”) duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and submitting it to the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation, as amended, of the Corporation be amended to change the name of the Corporation by deleting Article 1 of the Amended and Restated Certificate of Incorporation in its entirety and inserting in lieu thereof the following:

Article 1. NAME

The name of the Corporation is SAVVIS, INC.

SECOND: That thereafter, the holders of at least a majority in voting power of the issued and outstanding shares of capital stock of the Company approved the amendment by written consent in accordance with Section 228 of the GCL.

THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 242 and 228 of the GCL.

FOURTH: That the effective date of said amendment shall be May 18, 2005.

IN WITNESS WHEREOF, SAVVIS Communications Corporation has caused this certificate to be signed by its authorized officer this 11th day of May, 2005.

SAVVIS Communications Corporation

By:	/s/ Grier C. Raclin
Name:	Grier C. Raclin
Title:	Secretary